Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2018

- Revenue for First Quarter of Fiscal 2019 was $246 million -
- Gross Profit Margin for First Quarter of Fiscal 2019 Increased 90 Basis Points to 19.4% -
- Company Updates Fiscal 2019 Modeling Assumptions -

West Fargo, ND – May 31, 2018 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2018.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "During the first quarter, we experienced improvements in gross and pre-tax margins driven by higher equipment margins, lower interest expense and our better-positioned expense structure. These results were partially offset by the late start to the spring planting season, which affected certain areas of our business including parts and service revenue. Overall, our first quarter margin improvements highlight the enhancements we've made to our operating model, and we believe this is setting the foundation for stronger top and bottom line results in fiscal 2019."

Fiscal 2019 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2019, revenue was $245.7 million, compared to $264.1 million in the first quarter last year. Equipment sales were $156.9 million for the first quarter of fiscal 2019, compared to $167.9 million in the first quarter last year. Parts sales were $51.5 million for the first quarter of fiscal 2019, compared to $56.6 million in the first quarter last year. Revenue generated from service was $27.4 million for the first quarter of fiscal 2019, compared to $28.8 million in the first quarter last year. Revenue from rental and other was $9.9 million for the first quarter of fiscal 2019, compared to $10.9 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2019 was $47.6 million, compared to $48.9 million in the first quarter last year. The Company’s gross profit margin was 19.4% in the first quarter of fiscal 2019, compared to 18.5% in the first quarter last year primarily due to improved equipment margins.

Operating expenses decreased by $5.3 million to $46.7 million, or 19.1% of revenue, for the first quarter of fiscal 2019, compared to $52.0 million, or 19.6% of revenue, for the first quarter of last year. These decreases are primarily the result of cost savings arising from the Company's fiscal 2018 restructuring efforts that were completed early in the third quarter of fiscal 2018, partially offset by an increase in International segment operating expenses resulting from the continued build-out of the Company's footprint and presence in European markets.

Floorplan interest expense was $1.4 million for the first quarter of fiscal 2019, compared to $2.7 million in the first quarter of last year. The decrease in floorplan interest expense is primarily due to a decrease in the level of interest-bearing inventory in the first quarter of fiscal 2019 as well as a $0.6 million expense recognized in the first quarter of fiscal 2018 related to the unwinding of the Company's interest rate swap instrument.

In the first quarter of fiscal 2019, net loss was $1.6 million, or a loss per diluted share of $0.07, compared to a net loss of $5.9 million, or a loss per diluted share of $0.27 for the first quarter of last year.

On an adjusted basis, net loss for the first quarter of fiscal 2019 was $1.6 million, or an adjusted loss per diluted share of $0.07, compared to an adjusted net loss of $4.2 million, or an adjusted loss per diluted share of $0.19, for the first quarter of last year.

The Company generated $5.3 million in adjusted EBITDA in the first quarter of fiscal 2019, compared to $1.6 million in the first quarter of last year.

Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2019 was $142.9 million, compared to $163.6 million in the first quarter last year. A portion of the decrease was due to a lower store count resulting from the Company's fiscal 2018 restructuring plan. Pre-tax income for the first quarter of fiscal 2019 was $1.3 million, compared to pre-tax loss of $3.9 million in the first quarter last year. Adjusted pre-tax income for the first quarter of fiscal 2019 was $1.3 million, compared to an adjusted pre-tax loss of $2.4 million in the first quarter last year.

Construction Segment - Revenue for the first quarter of fiscal 2019 was $62.1 million, compared to $63.4 million in the first quarter last year. Pre-tax loss for the first quarter of fiscal 2019 was $2.9 million, compared to a pre-tax loss of $2.6 million in the first quarter last year. Adjusted pre-tax loss for the first quarter of fiscal 2019 was $2.9 million, compared to an adjusted pre-tax loss of $2.5 million in the first quarter last year.

International Segment - Revenue for the first quarter of fiscal 2019 was $40.7 million, compared to $37.1 million in the first quarter last year. The increase in revenue is primarily due to increased equipment revenue as the result of the build out of the Company's footprint in its European markets, partially offset by a slow start to the planting season in certain of the Company's European markets, which impacted the Company's parts and service business. Pre-tax loss for the first quarter of fiscal 2019 was $0.1 million, compared to pre-tax income of $0.6 million in the first quarter last year. The decrease in pre-tax results for the first quarter of fiscal 2019 was primarily due to increased operating expenses resulting from the build out of the Company's footprint and presence in its European markets.

Balance Sheet and Cash Flow
The Company ended the first quarter of fiscal 2019 with $57.3 million of cash. The Company’s inventory level increased to $518.2 million as of April 30, 2018, compared to $472.5 million as of January 31, 2018. This inventory increase includes a $44.4 million increase in equipment inventory, which reflects an increase in new equipment inventory of $48.7 million, partially offset by a $4.2 million decrease in used equipment inventory. The increase in new equipment reflects seasonal stocking, purchasing certain core equipment earlier than normal due to longer manufacturer lead times and purchasing equipment ahead of potential steel surcharges later in the year. The Company had $320.9 million outstanding floorplan payables on $629.4 million total discretionary floorplan lines of credit as of April 30, 2018, compared to $247.4 million outstanding floorplan payables as of January 31, 2018.

In the first quarter of fiscal 2019, the Company’s net cash used for operating activities was $27.0 million, compared to net cash provided by operating activities of $40.9 million in the first quarter of fiscal 2018. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $25.6 million in the first quarter of fiscal 2019, compared to adjusted net cash used for operating activities of $6.8 million in the first quarter of fiscal 2018.

Acquisition of German Dealership Group, AGRAM
As previously announced on April 30, 2018, the Company entered into a definitive purchase agreement to acquire all of the interests of two companies, AGRAM Landtechnikvertrieb GmbH and AGRAM Landtechnik Rollwitz GmbH (collectively, "AGRAM"), which consists of four CaseIH agriculture dealership locations in the following cities of Germany: Altranft, Burkau, Gutzkow and Rollwitz. In its most recent fiscal year, AGRAM generated revenue of approximately $30 million. The acquisition is expected to close in July 2018.

Mr. Meyer concluded, "We are extremely excited about bringing AGRAM into the Titan Machinery family and leveraging their expertise in one of the most developed agricultural markets in Europe. As a result of AGRAM's expected contributions to our consolidated financials, we are raising our International segment revenue growth assumption to a new range of 10% to 15% for fiscal 2019. We are also raising our equipment margin range for fiscal 2019, which gives us increased confidence in our previously announced EPS range for the year."

Updating Fiscal 2019 Modeling Assumptions
The Company's fiscal 2019 modeling assumptions are as follows:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture	Up 0-5%	Up 0-5%
Construction	Up 3-8%	Up 3-8%
International*	Up 10-15%	Up 0-5%

Equipment Margin	8.2 - 8.7%	7.8 - 8.3%

Diluted EPS	$0.35 - $0.55	$0.35 - $0.55

*International segment revenue includes pro-rata contribution from AGRAM acquisition; assumes closing in July 2018.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (866) 548-4713 from the U.S. International callers can dial (323) 794-2093. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 14, 2018, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 7293506.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as gains on the repurchase of senior convertible notes, costs associated with our restructuring activities and the reclassification of accumulated loss on our interest rate swap instrument. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash provided by (used for) operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a leading global dealership with a network of full-service agriculture and construction stores. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, and European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2019, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	April 30, 2018	January 31, 2018
Assets
Current Assets
Cash	$57,254	$53,396
Receivables, net	66,172	60,672
Inventories	518,173	472,467
Prepaid expenses and other	11,651	12,440
Income taxes receivable	96	171
Total current assets	653,346	599,146
Noncurrent Assets
Intangible assets, net of accumulated amortization	5,369	5,193
Property and equipment, net of accumulated depreciation	146,113	151,047
Deferred income taxes	3,145	3,472
Other	1,442	1,450
Total noncurrent assets	156,069	161,162
Total Assets	$809,415	$760,308

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$16,288	$15,136
Floorplan payable	320,862	247,392
Current maturities of long-term debt	1,644	1,574
Deferred revenue	32,874	32,324
Accrued expenses and other	22,375	31,863
Total current liabilities	394,043	328,289
Long-Term Liabilities
Senior convertible notes	63,351	62,819
Long-term debt, less current maturities	21,395	34,578
Deferred income taxes	1,131	2,275
Other long-term liabilities	8,011	10,492
Total long-term liabilities	93,888	110,164
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	246,451	246,509
Retained earnings	75,432	77,046
Accumulated other comprehensive loss	(399)	(1,700)
Total stockholders' equity	321,484	321,855
Total Liabilities and Stockholders' Equity	$809,415	$760,308

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2018	2017
Revenue
Equipment	$156,904	$167,915
Parts	51,535	56,583
Service	27,356	28,766
Rental and other	9,883	10,854
Total Revenue	245,678	264,118
Cost of Revenue
Equipment	141,767	155,517
Parts	36,658	40,357
Service	11,201	10,794
Rental and other	8,494	8,531
Total Cost of Revenue	198,120	215,199
Gross Profit	47,558	48,919
Operating Expenses	46,727	51,987
Restructuring Costs	—	2,344
Income (Loss) from Operations	831	(5,412)
Other Income (Expense)
Interest income and other income	385	778
Floorplan interest expense	(1,350)	(2,656)
Other interest expense	(2,031)	(2,120)
Loss Before Income Taxes	(2,165)	(9,410)
Benefit from Income Taxes	(551)	(3,478)
Net Loss	(1,614)	(5,932)
Net Income Allocated to Participating Securities	26	114
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(1,588)	$(5,818)

Diluted Loss per Share	$(0.07)	$(0.27)
Diluted Weighted Average Common Shares	21,734	21,373

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2018	2017
Operating Activities
Net loss	$(1,614)	$(5,932)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Depreciation and amortization	5,526	6,095
Other, net	807	(1,175)
Changes in assets and liabilities
Inventories	(42,351)	(3,814)
Manufacturer floorplan payable	24,653	51,139
Other working capital	(14,047)	(5,381)
Net Cash Provided by (Used for) Operating Activities	(27,026)	40,932
Investing Activities
Property and equipment purchases	(2,813)	(10,187)
Proceeds from sale of property and equipment	411	417
Other, net	(184)	21
Net Cash Used for Investing Activities	(2,586)	(9,749)
Financing Activities
Net change in non-manufacturer floorplan payable	47,376	(25,484)
Repurchase of senior convertible notes	—	(19,340)
Net proceeds from (payments on) long-term debt borrowings	(13,419)	17,780
Other, net	(607)	(1,123)
Net Cash Provided by (Used for) Financing Activities	33,350	(28,167)
Effect of Exchange Rate Changes on Cash	120	74
Net Change in Cash	3,858	3,090
Cash at Beginning of Period	53,396	53,151
Cash at End of Period	$57,254	$56,241

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2018	2017	% Change
Revenue
Agriculture	$142,870	$163,625	(12.7)%
Construction	62,091	63,420	(2.1)%
International	40,717	37,073	9.8%
Total	$245,678	$264,118	(7.0)%

Income (Loss) Before Income Taxes
Agriculture	$1,323	$(3,897)	133.9%
Construction	(2,897)	(2,633)	(10.0)%
International	(87)	595	(114.6)%
Segment income (loss) before income taxes	(1,661)	(5,935)	72.0%
Shared Resources	(504)	(3,475)	85.5%
Total	$(2,165)	$(9,410)	77.0%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2018	2017
Net Loss
Net Loss	$(1,614)	$(5,932)
Adjustments
Gain on Repurchase of Senior Convertible Notes	—	(40)
Restructuring Costs	—	2,344
Interest Rate Swap Termination & Reclassification	—	631
Total Pre-Tax Adjustments	—	2,935
Less: Tax Effect of Adjustments (1)	—	1,174
Total Adjustments	—	1,761
Adjusted Net Loss	$(1,614)	$(4,171)

Diluted EPS
Diluted EPS	$(0.07)	$(0.27)
Adjustments (2)
Gain on Repurchase of Senior Convertible Notes	—	—
Restructuring Costs	—	0.11
Interest Rate Swap Termination & Reclassification	—	0.03
Total Pre-Tax Adjustments	—	0.14
Less: Tax Effect of Adjustments (1)	—	0.06
Total Adjustments	—	0.08
Adjusted Diluted EPS	$(0.07)	$(0.19)

Loss Before Income Taxes
Loss Before Income Taxes	$(2,165)	$(9,410)
Adjustments
Gain on Repurchase of Senior Convertible Notes	—	(40)
Restructuring Costs	—	2,344
Interest Rate Swap Termination & Reclassification	—	631
Total Adjustments	—	2,935
Adjusted Loss Before Income Taxes	$(2,165)	$(6,475)

Income (Loss) Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$1,323	$(3,897)
Restructuring Costs	—	1,478
Adjusted Income (Loss) Before Income Taxes	$1,323	$(2,419)

Income (Loss) Before Income Taxes - Construction
Loss Before Income Taxes	$(2,897)	$(2,633)
Restructuring Costs	—	86
Adjusted Income (Loss) Before Income Taxes	$(2,897)	$(2,547)

	Three Months Ended April 30,
	2018	2017
Adjusted EBITDA
Net Loss	$(1,614)	$(5,932)
Adjustments
Interest Expense, Net of Interest Income	1,900	1,958
Benefit from Income Taxes	(551)	(3,478)
Depreciation and amortization	5,526	6,095
EBITDA	5,261	(1,357)
Adjustments
(Gain) Loss on Repurchase of Senior Convertible Notes	—	(40)
Restructuring Costs	—	2,344
Interest Rate Swap Termination & Reclassification	—	631
Total Adjustments	—	2,935
Adjusted EBITDA	$5,261	$1,578

Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by (Used for) Operating Activities	$(27,026)	$40,932
Net Change in Non-Manufacturer Floorplan Payable	47,376	(25,484)
Adjustment for Constant Equity in Inventory	(45,998)	(22,226)
Adjusted Net Cash Provided By (Used for) Operating Activities	$(25,648)	$(6,778)

(1) As all adjustments relate to the three month period ended April 30, 2017 and to our U.S. operations, the tax effect of adjustments was calculated using a 40% tax rate for all U.S. related items that was determined based on a 35% federal statutory rate and a blended state statutory rate of 5%.

(2) Adjustments are net of amounts allocated to participating securities.